Exhibit 16.1

Deloitte & Touche LLP 50 Fremont Street San Francisco, CA 94105-2230 USA

Tel: +1 415 783 4000
Fax: +1 415 783 4329
www.deloitte.com

April 20, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the section “Change in Independent Accountants” included in the Registration Statement of Riverbed Technology, Inc. on Form S-1 filed with the Securities and Exchange Commission on or about April 20, 2006, and have the following comments:

1.	We agree with the statements made in the first two sentences of the first paragraph and the statements made in the second paragraph.

2.	We have no basis on which to agree or disagree with the statement made in the last sentence of the first paragraph.

Yours truly,

/s/ Deloitte & Touche LLP